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                                   EXHIBIT 99

NEWS RELEASE - MAY 13, 2002
Email: info@smartire.com
Contact: Susan Mader
1.800.982.2001/604.276.9884


      SMARTIRE AND VISTEON REACH AGREEMENT IN PRINCIPLE FOR TIRE PRESSURE
                              MONITORING PRODUCTS
   Companies receive positive feedback from vehicle manufacturers for direct measurement technology

SmarTire Systems Inc. (Nasdaq: SMTR), a leading developer of tire pressure and temperature monitoring technology, and Visteon Corporation (NYSE:VC), a leading global Tier 1 supplier of consumer-driven technologies to automotive manufacturers, announced today the two companies have reached an Agreement in Principle to develop and market tire monitoring solutions for vehicle manufacturers.

With this agreement, the two companies plan to offer tire monitoring solutions to global automotive manufacturers for original equipment passenger car applications. Feedback to SmarTire and Visteon from automakers indicates the need to offer a range of solutions integrating direct measurement technology with existing automotive modules and electronic systems.

"For SmarTire, the agreement with Visteon represents a decisive critical step toward the integration of our technology into original equipment passenger car platforms," reports Robert Rudman, SmarTire's President and Chief Executive Officer. "Responding to the demand for direct measurement tire monitoring technology, the two companies are working to solidify non-exclusive product development and distribution agreements," adds Rudman. "Visteon is known for their systems integration ability and technical innovation with several global automakers."

Since 1987, SmarTire has pioneered the research and development of tire monitoring technology and has advocated that tire monitoring will become the next major breakthrough in vehicle safety following airbags and anti-lock brakes. With the new Transportation Recall Enhancement Accountability and Documentation (TREAD) Act, improved tire safety standards will require tire pressure warning systems on new passenger cars and light trucks sold in the U.S. after 2003.

SmarTire develops and markets technically advanced tire monitoring systems for the automotive and transportation industries. Additional information can be found at www.smartire.com.

"KEVIN A. CARLSON"

Kevin A. Carlson, C.A.
Chief Financial Officer and Managing Director

This news release may include statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, those statements regarding the anticipated demand for tire monitoring products, the size of the market, the ability of the Company to supply products and the reliance on suppliers for critical components. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include general factors such as insufficient investor interest in the Company's securities, the impact of competitive products and pricing and general economic conditions as they affect the Company's customers, reliance on third party manufacturers to produce SmarTire products and technology, and, the Company's ability to source product components in timely manner. Readers should also refer to the risk disclosures outlined in the Company's annual report of Form 10-KSB for the last completed fiscal year filed with the SEC.